Exhibit 10.4

[Pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission.]

CONTRACT MANUFACTURING SUPPLY AGREEMENT

This agreement effective this 22nd day of September, 1999

BETWEEN:

MARK ANTHONY INTERNATIONAL SRL, a Barbados Society with an address and head office on Bond Street, Holetown, St. James, Barbados, West Indies

(the “Buyer”)

AND:

Minnesota Brewing Company, a company duly incorporated under the laws of Minnesota and having a business office at 882 West 7th Street, St. Paul, Minnesota, USA, 55102

(the “Supplier”)

WHEREAS, the Buyer wishes to retain the services of the Supplier to manufacture, blend, produce, process, bottle, label, package, store and load (all of these operations collectively termed “manufacture”) beverage(s) known as “Mike’s Hard Lemonade®” (the “Beverage”) and the Supplier has agreed to Manufacture the Beverage upon the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set out in this Agreement, the parties agree as follows:

1.	SUPPLIER’S REPRESENTATIONS AND WARRANTIES
Product, Product Quality and Vendor Delivery Performance

1.1	The Supplier will Manufacture finished cases (case = 24 bottles, 4 – 6 packs) of the Beverage as determined by the Buyer from time to time, which will include but not be limited to satisfying the flavor profile and taste requirements and technical specifications set out in Appendix “A” and the packaging specifications set out in Appendix “B”. It is further understood and agreed that the Buyer may vary these requirements and specifications in Appendix “A” or Appendix “B” at its discretion on giving 60 days written notice to the Supplier subject to the terms of the following paragraph.

In advance of any changes in specifications as outlined in Appendix “A” and Appendix “B”, the Buyer and Supplier will mutually agree in writing on which party will absorb any costs which may result.

1.2       Further to Article 1.1, the Supplier shall meet outlined quality expectations and Manufacture the Beverage in a good and competent fashion in accordance with normal industry standards, using specified quality control procedures and analytical methods (as specified in Appendix “E”), Good Manufacturing Practices (as understood in the industry), which include but are not limited to:

(a)	supply materials being fit for their intended purpose and of good quality;

(b)	complying with all requirements and specifications and standards of quality in relationship to the blending and bulk specification tolerances supplied by the Buyer; together with receiving, production, processing, bottling, labelling, packaging, storing, handling and loading of the Beverage along with all necessary documentation as required under the terms of this Agreement. The Supplier shall not Manufacture Beverage outside the bulk specification tolerances without prior written authorization from the Buyer;

(c)	complying with all applicable local, state, and U.S. federal laws and regulations governing the Manufacture of the Beverage (including all laws and regulations in U.S. jurisdictions where the Beverage may be shipped), and maintaining and acquiring any permits relating to the Manufacture of the Beverage and the operation of its business;

(d)	providing, keeping, maintaining and operating all of its equipment, materials, supplies, facilities and personnel as will be sufficient to perform its obligations under the terms of this Agreement;

(e)	make all reasonable efforts to ensure that all labels are applied consistently avoiding flaps, cartons are properly erected, and cases glue and are palletized and shrink wrapped to meet all U.S. government and Buyer’s U.S. Customers (where the Buyer’s Customer includes but is not limited Liquor Distributors and other customers determined by the Buyer) reasonable requirements and all other reasonable requests made by the Buyer. The buyer will to the best of its knowledge, keep the supplier informed of any changes in regulations that it becomes aware of;

(f)	ensuring that all raw material, packaging materials and finished cases of the Beverage under the Supplier’s control shall be stored, warehoused and shipped under proper and sanitary conditions in accordance with good industry practice;

(g)	taking out during the continuance of this Agreement and maintaining at its own expense product liability insurance at least in a sum of $[Confidential Treatment Requested] in respect of any one occurrence and in the aggregate, such insurance to cover the Buyer and the Supplier against any liability arising out of any alleged defects in Products manufactured by the Supplier pursuant to the terms of this Agreement. In addition, the Supplier will also maintain at its own expense property and general liability insurance sufficient to cover materials and finished goods stored in the Supplier’s facilities on behalf of the Buyer. The Supplier shall upon request provide from time to time to the Buyer the certificate of insurance in respect of the insurance required to be taken out and maintained by the Supplier under this clause.

1.3       Analysis of samples of the Beverage will be performed by the Supplier prior to bottling and on bottled samples of the
            Beverage of each production run prior to shipment, as outlined in Appendix “E” (Analysis Article).  The Supplier agrees to forward analysis results of each production run to the Buyer within 24 hours of results completion by fax.

The Supplier will also supply to the Buyer or its authorized representatives bottled samples of the Beverage for the purposes of inspecting and tasting the Beverage and inspecting packaging materials related to the Beverage. See Appendix “E” for retention and sampling requirements.

1.4	The Supplier agrees to permit the Buyer or its authorized representatives to enter and remain at the Supplier’s production site to inspect the Buyer’s raw materials, inventories, retained samples and/or technical records, production, labeling, bottling and packaging processes and conditions of storage at any time during regular business hours.

1.5	Prior to October 15, 1999 the Supplier is required to submit a copy of their Year 2000 plan to the Buyer. At its discretion, the Buyer may require an audit of the processes of such plan at its expense.

1.6	The buyer will provide the supplier with a letter of credit in a form acceptable to the Supplier. The letter of credit will be based on monthly requirements and will not be less than [Confidential Treatment Requested] and not exceed [Confidential Treatment Requested].

2.	TRADEMARKS

2.1	The Buyer and Supplier will be bound by the terms of the trademark agreement attached as Appendix “H”. Any breach by the Buyer/Supplier or its personnel of the trademark agreement will be considered a material breach under Article 5.2.

3.	ALTERNATING BREWERS LICENCE

3.1	In the event that the buyer seeks to establish itself as a brewer at the Premises under federal and/or state law, the supplier agrees to assist at the Buyer’s expense in obtaining all governmental authorizations required on its behalf to establish an alternating proprietorship between the buyer and the supplier for the production of the beverage at the premises. That is, to operate federally (and on a state level, if required) as an alternate proprietor, from time to time those portions of the premises in which the product will be produced and stored.

3.2	Such actions may require, without limitation, that the supplier make certain federal and state filings at the buyer’s expense, segregate the beverage produced by the buyer from beverage produced by the supplier or other alternating proprietors and file and prepare related records on behalf of the buyer. The supplier agrees not to take any independent action regarding the alternation of the Premises except as otherwise directed or approved by the buyer or as required by federal and state authorities.

3.3	During the alternation of premises, the buyer shall remain responsible for payment of federal excise taxes on the beverage manufactured hereunder and filing all required tax returns and other government requests for information.

4.         TERM

4.1	This Agreement will continue in full force and effect from October 1, 1999 to [Confidential Treatment Requested] and will automatically be renewed for additional terms of [Confidential Treatment Requested], unless either party gives written notice of cancellation to the other party at least [Confidential Treatment Requested] days prior to [Confidential Treatment Requested] and thereafter for at least [Confidential Treatment Requested] days prior to the termination date of any renewal term.

In the event the Buyer ceases to have full sales and distribution rights to the Beverage, the Buyer or Supplier may terminate this Agreement on 90 days written notice to the other party and notice can only be given at any time after the Buyer ceases to have full rights to the Beverage. In the event that the Buyer terminates the agreement, the penalty clause in Schedule “C” will apply.

5.	GROUNDS FOR TERMINATION

5.1	Subject to Article 4.1 if a party commits a breach (other than a material breach) of any provision in this Agreement, the other party shall give the offending party thirty (30) days written notice to remedy the default, and if the default is not remedied within the thirty (30) day period, then this Agreement shall be terminated effective immediately after the lapse of the thirty (30) day period. If the defaulting party remedies the default within the thirty (30) day period, then this Agreement will remain in full force and effect.

5.2	The occurrence of any one or more of the following events shall constitute a material breach, giving the other party the option to terminate this Agreement as follows:

(a) failure to perform any material covenant, obligation, term or condition contained herein and such breach is not cured within ten (10) days after notice has been received to do so (save and except for breaching involving those matters referred to in Articles 5.2(b) through (3) below, in which case no notice period is required);

(b) the insolvency of either party, or the assignment by either party for the benefit of its creditors; or the filing of a voluntary bankruptcy or proposal by either party; or the failure of either party to vacate an involuntary bankruptcy or petition filed against the Supplier, within ten (10) days from the date of such filing; or the failure of either party to vacate the appointment of a Receiver or Trustee for either party, or for any party or interest of either party’s business, within ten (10) days from the date of such appointment; or the failure of either party to vacate, set aside or have dismissed any insolvency proceeding under any law governing or applicable to either party within ten (10) days from the date of commencement of any such proceedings; or the filing of a writ of execution against the assets of either party;

(c) either party ceases to do business;

(d) fraudulent conduct of business dealings by the Supplier or the Buyer;

(e) the Supplier uses the Marks, or any marks confusingly similar therto, on any product other than the Beverage; plus upon termination of this agreement for any reason all rights granted herein in the Marks shall immediately and automatically revert to Mark Anthony.

5.3	Further to Article 1.2 and without limiting or altering the default provisions of this Agreement, it is understood that if the Supplier fails to meet the requirements and specifications outlined in Appendix “A” or Appendix “B”, the Supplier will immediately develop an action plan acceptable to the Buyer to remedy such defaults and address any customer service issue caused by such defaults.

6.         TERMINATION

6.1	Upon the occurrence of any one or more of the events specified in Article 5 hereof:

(a) in addition to all of its rights and remedies at law, including the right to damages, either party shall have the right, in the party’s discretion, to terminate this Agreement; and

(b) the Supplier/Buyer shall return all confidential documentation and other reasonably requested documentation at the cost and expense of the party who triggered Article 5.

6.2	In the event of termination by either party the Buyer agrees to purchase from the Supplier, for cash, all materials including packaging, finished goods and work in process at the Supplier’s cost provided all such goods satisfy requirements and specifications set out in this Agreement unless other arrangements have been mutually agreed to.

7.	ADDITIONAL PRODUCTS

7.1	The Buyer has the option to have new flavours/Stock Keeping Units (SKU’s) of the Beverage introduced and produced by the Supplier which become part of this Agreement. For the purposes of this Agreement all such new flavours/SKU’s will also be included in the definition of “Beverage”. Costs to produce new flavours/SKU’s will be negotiated prior to production.

7.2	If the Buyer agrees, additional Mike’s Lemonade line extensions produced and bottled in similar container specifications and with similar blending requirements will be governed by substantially the same terms, conditions and pricing of the Beverage, providing no further material capital expenditures are required and provided there are no variations in the cost of required ingredients, packaging or production specifications associated with such line extension.

8.	PRODUCTION PROCESS – QUANTITIES

8.1	The Buyer will provide, on or before the 10th of each month, requirements for the following month and a forecast for two following months of volume requirements for the Beverage. In the event no forecast is received within the time period required, the latest forecast prevails for planning purposes.

Material changes to the Buyer’s source for the supply of materials must be qualified in the Supplier’s production process prior to the Supplier utilizing these new materials.

8.2	Within 5 business days of the Buyer providing forecasts to the Supplier pursuant to Article 8.1, the Supplier agrees to provide a Production Plan to the Buyer which will detail dates of production and quantity of the Beverage to be produced to meet the Buyer’s forecast. The Buyer has ability to increase/decrease forecast requirements as is reasonable, respecting Supplier lead times and production capacity. The Supplier agrees to declare available capacity estimates in cases for each month on a rolling 3 month basis.

8.3	(a) The Supplier shall provide a daily production report via fax (or electronically if requested) of finished cases produced within 24 hours.

8.4	The Buyer will be responsible for product returns and associated costs unless returns have been caused by a breach of the Supplier under the terms of this Agreement. The Supplier will accept returned product where required at a fee mutually agreeable.

8.5	Freight and Delivery will be covered by Appendix “D”.

8.6	The Buyer will pay a mutually agreed to amount for materials and equipment required by Supplier’s facility to manufacture the Beverage as agreed to by the Buyer. The Buyer will pay for such materials and equipment via third party invoices. The Supplier acknowledges and agrees that use of the materials and equipment will be for the priority use of the Buyer to manufacture the Beverage unless and until the Supplier pays the Buyer in full for all materials and equipment paid by the Buyer pursuant to this paragraph. In the event the Supplier breaches its obligations under this paragraph, the Buyer has full right to set off any such amounts owing by the Supplier against amounts owing to the Supplier by the Buyer under the terms of this Agreement.

9.         PRICING AND PROCUREMENT

9.1	The initial prices agreed to in Appendix “C” are for the Manufacture of finished cases of the Beverage, purchased FOB the Supplier’s production facility in accordance to the terms of this Agreement. Freight costs shall be the responsibility of the Buyer, unless otherwise mutually agreed, and billed directly to the Buyer.

9.2	The Supplier/Buyer will procure all ingredients and packaging materials from vendors and at prices agreed to by the buyer.

9.3	The buyer will procure, at the buyer’s cost, all flavoring that may be necessary for the production of the beverage.

9.4	Further to Article 4.1, the Supplier and the Buyer agree that during the term of the Agreement and any renewals there of the prices of packaging and ingredients, terms and conditions, set forth shall be governed by attached Appendix “F”.

9.5	The Buyer will be invoiced on the 15th and 30th of each month for the Manufacture of the Beverage which was completed since the last payment period. Invoices are payable 5 working days following receipt by the Buyer and payable by wire transfer to the Supplier’s bank account or alternative method as directed by the Supplier. The Supplier agrees to provide to the Buyer all requested reasonable documentation on production and inventory as directed by the Buyer, in a format acceptable to the Buyer with respect to product or evidencing the manufacture, palletization and storage of product. All funds referenced in the supply agreement are in U.S. dollars.

10.	CONFIDENTIALITY

10.1	The Buyer and Supplier will be bound by the terms of the confidentiality agreement attached as Appendix “G” with it being understood that the Confidentiality Information included in the confidentiality agreement relates to actual or proposed purchases by the Buyer under the terms of this Agreement. Any breach by the Buyer/Supplier or its personnel of the confidentiality agreement will be considered a material breach under Article 5.2.

11.	ARBITRATION

11.1	Any dispute arising under this agreement shall be resolved by arbitration through the American Arbitration Association’s procedures or a mutually agreed upon arbitration service and rules for the resolution of commercial disputes. One arbitrator whose decision shall be binding shall hear any such dispute. Any arbitration will take place in St. Paul, Minnesota.

12.	ASSIGNMENT

12.1	The Buyer/Supplier may not sell, subcontract, assign, transfer, pledge, lease, license or in any other way or manner encumber or dispose of any of its rights or obligations hereunder, either in whole or in part, nor shall said rights or obligations pass by operation of law or in any other manner without the prior written consent of the Buyer, such consent not to be unreasonably withheld. It is further understood that if there is a change in control of the ownership or management of the Supplier, the buyer may has the right to terminate the agreement on 60 days notice. The Buyer does have the right to assign this agreement at any time to a subsidiary or affiliate of the Buyer or a company whose ownership or management is controlled by [Confidential Treatment Requested].

13.       ACKNOWLEDGEMENT

13.1	The Supplier acknowledges the importance of the Supplier meeting production schedules and requirements set out in this Agreement in order for the Buyer to fulfill its obligations to all customers and also to maintain and enhance its position in the marketplace with respect to the sale of the Beverage in relationship to competing alcoholic products similar to the Beverage.

It is further acknowledged by the Supplier that if the Supplier does fail to meet these production schedules, requirements and quality expectations of production through no fault of its own, that this knowledge may be take into consideration in determining the amount of any claim that the Buyer may bring against the Supplier as a result of its default under the terms of the Supplier Agreement.

14.	INDEMNIFICATION

14.1	Further to any claims covered by the insurance coverage referred to in Article 1.1(g), the Supplier shall be liable for and will indemnify and hold harmless the Buyer against any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by the Buyer whether direct or consequential arising out of any dispute or contractual tortious or other claims or other proceedings brought against the Buyer by reason of the Manufacture of the Beverage by the Supplier and any other obligation of the Supplier under the terms of the Agreement to a maximum of $[Confidential Treatment Requested] U.S. This additional insurance will be at the expense of the Buyer to a maximum of $[Confidential Treatment Requested].

14.2	The Buyer shall be liable for and will indemnify and hold harmless the Supplier against any and all direct liability, loss, damages, costs, legal costs, professional and other direct expenses incurred or suffered by the Supplier arising out of any dispute or contractual tortious or other claims or other proceedings brought against the Supplier by reason of any invalidity or defect in the title of the Buyer to the Trade Marks.

15.	FORCE MAJEURE

15.1	Notwithstanding any other term in the Agreement, either party shall not be considered in default of this Agreement for non-performance if either party is unable to fulfill its obligations under this Agreement as a result of acts of God, strikes or other labor trouble, civil disorder, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, embargo, governmental priority, requisition or allocation, changes in laws or regulations that materially and adversely affect either party’s ability to perform, or other cause beyond either party’s control. Either party will not be required to perform its obligations under the terms of this Agreement until the particular force majeure reason has been satisfactorily eliminated. However, if the event of force majeure continues for a period of sixty (60) days, the Buyer or Supplier do have the right to terminate this Agreement on ten (10) days written notice to the Supplier if the event of force majeure is not eliminated period.

16.       GENERAL

16.1	If any term of this Agreement or their application to any party or circumstance is invalid or unenforceable, the remainder of this Agreement or the application of such term to a party or circumstance other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term will be valid and enforceable to the fullest extent permitted by law provided that nothing in this Article shall affect the right of the parties to terminate this Agreement as provided herein or at law.

16.2	This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes al prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

16.3	The parties ad each of them hereby agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

16.4	No remedy made available to either party under this Agreement is intended to exclude any other remedy available to that party, and each remedy is in addition to every other remedy available under this Agreement or existing law or in equity.

16.5	No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of the other party’s obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the other party’s obligations under this Agreement. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

16.6	Any notice required to be given hereunder by either party shall be deemed to have been well and sufficiently given if:

(a) personally delivered to an officer of the party to whom it is intended; or

(b) if mailed by prepaid registered mail to the address of the party to whom it is intended as follows:

(i) to the Buyer:

Vice President Operations
Mark Anthony International SRL
1730 Mission Hill Road
Westbank, B.C. V4T 2E4

		(ii)	to the Supplier:

President/CEO
Minnesota Brewing Company
882 West Seventh Street
St. Paul, MN 55102

	(c)	if delivered by facsimile transmission to the facsimile number of the party to whom it is intended as follows:

		(i)	to the Buyer:	(250) 768-2044

		(ii)	to the Supplier:	(651) 290-8220

or such other fax number as a party may from time to time direct in writing.

Any notice delivered as aforesaid shall be deemed to have been received on the date of delivery, and any notice mailed shall be deemed to have been received three business days after the date it is postmarked. Any notice which is delivered by telefax shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient fax machine. If normal mail service or telefax service is interrupted by strikes, slowdown, force majeure or other cause after notice has been sent, the notice sent by such means of communication will not be deemed to be received until actually received. In the event any of such means of communication is impaired at the time of sending the notice, the party sending the notice shall utilize any other service which has not been so impaired or shall deliver the notice in order to ensure receipt thereof.

16.7	Time shall be of the essence of this Agreement and of every party hereof.

16.8	Subject to Article 11 this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

16.9	This agreement shall be governed by the laws of the State of Minnesota, excluding that body of law known as conflicts of law.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

MARK ANTHONY INTERNATIONAL SRL		MINNESOTA BREWING COMPANY

Per:	/s/Mark Anthony International SRL	Per:	/s/Minnesota Brewing Company

	Authorized Signatory		Authorized Signatory

Appendix A	[Confidential Treatment Requested]
Appendix B	[Confidential Treatment Requested]
Appendix C	[Confidential Treatment Requested]
Appendix D	[Confidential Treatment Requested]
Appendix E	[Confidential Treatment Requested]
Appendix F	[Confidential Treatment Requested]
Appendix G	[Confidential Treatment Requested]
Appendix H	[Confidential Treatment Requested]